EXHIBIT 99.1

Company Press Release

Aviation Sales Company Updates Market On Outlook for Its 1999 Financial Results

MIAMI--(BUSINESS WIRE)--March 20, 2000--Aviation Sales Company (NYSE:AVS - news) today updated the market regarding the outlook for its 1999 financial results.

The Company announced that while its 1999 financial statements are still being audited, the Company has determined that it will take charges amounting to approximately $72 million in the fourth quarter of 1999. The charges primarily relate to the carrying value of certain of the Company's assets and a change in the accounting treatment of several transactions as more particularly described below. These charges include a reduction in the carrying value of the Company's inventory at December 31, 1999 of approximately 8%, or $26.1 million, primarily relating to inventory held for sale by the Company's redistribution operations, a $9.8 million write-down in the carrying value of the four A-300 aircraft owned by the Company, an $8.6 million write-down of capitalized costs previously expended relating to the development of a new software system which has not been implemented and will not be completed, a $6.7 million addition to reserves for doubtful accounts receivable, a write-off of financing costs relating to a new credit facility which did not close, an increase in accrued expenses relating to the runoff of one of the Company's health insurance plans, increased professional fees and the write-off of miscellaneous deposits and other assets which have been determined not to be collectible. Substantially all of these charges are non-cash items.

The Company also announced that in early February 2000, the Company's Board of Directors organized a special committee to review certain allegations regarding the Company's accounting and sales practices. The Committee has retained outside professionals to conduct an investigation of these matters, which is currently ongoing. The Company has identified nine 1999 transactions and one 1998 transaction arising in the Company's redistribution operations, some or all of which potentially should not have been reflected as sales under generally accepted accounting principles. All of the 1999 transactions being reviewed in the aggregate represent approximately $30 million of revenues and $6.8 million of gross margin (approximately 4.5% of anticipated 1999 revenue and gross margin). The 1998 transaction represents an aggregate of $12.0 million of revenues and $3.1 million of gross margin (approximately 2.4% of 1998 revenue and gross margin). The Company is currently considering whether the impact of these transactions will warrant restatement of its prior period financial statements.

The Company anticipates that it will release its 1999 results of operations in early April and the Company does not intend to comment further regarding these matters until that time.

As a result of the recording of the charges described above, the Company believes that it will not be in compliance at December 31, 1999 with the financial covenants contained in the credit agreements with its senior lenders. The Company's lenders have recently agreed to forbear in regard to these covenant violations and other matters until March 31, 2000 and the Company is currently in negotiation with its lenders seeking both waivers of these defaults (or an extension of the forbearance period) and a new credit facility. There can be no assurance that this will occur, and the failure to obtain continued forbearance from its lenders and ultimately a new credit facility would likely have a material adverse effect upon the Company.

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The Company is taking actions designed to reduce its debt through sales of its assets, including the potential sale of its manufacturing operations or other assets. The Company also continues its efforts to sell or lease the four A-300 aircraft which it owns and to bring down inventory levels at its redistribution operations, and thereby to reduce its debt through that process.

The Company also reported that an amended complaint has been filed in the previously announced securities class action against the Company and certain of its current and former officers, as well as against the Company's auditors. The amended complaint alleges violations of Sections 11 and 15 of the Securities Act of 1933 in connection with the Company's June 1999 public offering, and alleges violations of Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934. Among other matters, the amended complaint alleges that the Company's reported financial results were materially misleading and violated generally accepted accounting principles. The amended complaint seeks damages and certification of two classes, one consisting of purchasers of the Company's common stock in the June 1999 public offering and one consisting of purchasers of the Company's common stock during the period between March 26, 1998 and January 28, 2000.

The Company believes the allegations contained in the amended complaint to be without merit and it intends to vigorously defend the suit. There can be no assurance as to the outcome of the lawsuit or its impact upon the Company.

Aviation Sales Company is a leading independent provider of fully integrated aviation maintenance and inventory services, including aircraft heavy maintenance, component repair and overhaul, leasing, the distribution of aircraft spare parts and the manufacture of new components for major commercial airlines, original equipment manufacturers and maintenance and repair facilities.

This release contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: available capital to continue to support and further expand the Company's operations, the Company's ability to acquire adequate inventory and to obtain favorable pricing for such inventory, competitive pricing for the Company's products and services, increased competition in the aircraft spare parts redistribution and MRO markets, the ability to consummate suitable acquisitions, the continuing ability to effectively integrate acquisitions, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission (SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CONTACT:
     Morgen-Walke Associates
     Jennifer Angell, 212/850-5645
     jangell@morgenwalke.com